Filed Pursuant to Rule 424(b)(3)

Registration File Number 333-58730

PROSPECTUS

WHITE ELECTRONIC DESIGNS CORPORATION

Common Stock

905,000 Shares

        Randal Barber, Gaylene Barber, Marshall R. Moran, John Cochran, Grayson N. Barber, Morgan D. Barber, and Panelview Partners, L.P. are offering to sell up to 905,000 shares of our common stock that we issued to them in connection with our purchase of Panelview, Inc. The selling shareholders may sell some or all of the common stock to new purchasers through ordinary brokerage transactions, directly to market makers of our common stock, or through any of the other means described in the section entitled “Plan of Distribution” beginning on page 8.

      The selling shareholders will receive all of the proceeds from the sale of the common stock, less any brokerage or other expenses of sale incurred by them. We will not receive any of the proceeds from the sales by the selling shareholders. We are paying for the costs of registering the resale of the shares held by the selling shareholders.

      Our common stock is traded on the Nasdaq National Market under the symbol “WEDC.”

       Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on page 3. You should be prepared to accept any and all of the risks associated with purchasing the shares, including a loss of your entire investment.

The date of this prospectus is April 20, 2001.

BUSINESS
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
424B3

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

      The common stock is not being offered in any jurisdiction where the offer is not permitted.

      You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

BUSINESS

      White Electronic Designs is a growing company and a leader in niche markets for which microelectronic and display commodity products are insufficient. We have two primary businesses. Our microelectronic business, which accounts for approximately 85% of our sales, designs, manufactures and sells high-density, microelectronic memory and microprocessor products that are used in the telecommunications, data communications and military aerospace markets. Our display business designs, manufactures and sells liquid crystal displays and electromechanical components for customers mainly in the aviation industry.

      Products in our microelectronics business are based on dynamic random access memory, or DRAM, static random access memory, or SRAM, and Flash memory components and are used in the following commercial markets:

•	Telecommunications, including use in DSP platforms, wireless base stations, broadband, modem pools, switches, handheld devices, smart and cellular phones and videoconferencing systems.

•	Data Communications, including use in local area network (LAN) backbone switches, wide area network (WAN) backbone switches, bridges and routers, and network hubs and servers.

•	Embedded systems, including use in single board computers, handheld processors, test equipment, diagnostic equipment, printers, portable scanners, diskless network computers and workstations.

•	Medical electronics, including use in patient/heart monitoring systems, mobile defibrillators, medical imaging systems, oscilloscopes and spectrum analyzers.

      Military products use our SRAM, EEPROM, SDRAM and Flash memory components in ceramic packages and laminate to produce high-density multichip packages and monolithic products for use in adverse environmental conditions. Multichip packaging is a technique that places several semiconductor chips into a compact package. A monolithic product does the same using one semiconductor chip. Our military products are sold to both foreign and domestic government contractors and are used in aircraft, missiles and communications equipment.

      Our display business produces state of the art flat panel display products for the industrial, military and aerospace industries. We have a wide range of design and manufacturing capabilities providing custom and standard display modules. We design and manufacture AMLCD diagonal panels in display head, monitor and computer system formats. These displays offer significant advantages over other commercially available displays because they are sunlight readable and designed for operation in extreme operating temperatures. We also re-manufacture commercially available LCD modules to meet custom packaging and environmental requirements. Our state of art displays are complemented by our keyboards, touch screens, backlights, and electronic interfaces to provide leading edge flat panel display head solutions for our customers.

      Our display business also manufactures electromechanical components and instrument packages consisting of rotating devices, including gearheads, mechanical counters, dial drives, mechanical packages and related devices. Our electromechanical components are used in controls for automatically tuning airborne radio transmitters and receivers, controls for fuel flow in jet engines and selected automatic flight control servomechanisms. We sell these products primarily to aircraft instrument manufacturers as information displays in aerospace and ground equipment.

      Our goal is to be a worldwide leader in the design, manufacture and marketing of niche memory and microprocessor products and specialized liquid crystal display panels. We pursue this goal by employing the following strategies:

•	providing superior value to our customers;

•	continuing to strengthen and improve our existing product line;

•	developing new products and manufacturing processes;

•	increasing manufacturing efficiencies; and

•	pursuing acquisitions of complementary businesses and technologies.

      We sell our memory, microprocessor and display products to over 400 companies throughout the world, including many of the world’s leading companies including:

•	Arrow Electronics
•	Credence Systems
•	Intel/Dialogic
•	Lucent Technologies
•	Northrop Grumman
•	Qualcomm
•	Avex Aerospace
•	Avnet
•	GTE Government Systems
•	Honeywell
•	Rockwell
•	Transas Aviation
•	Cabletron Systems
•	Cisco Systems
•	Honeywell
•	Lockheed Martin
•	Network Appliance
•	Raytheon
•	Ametek Aerospace
•	Avidyne
•	Computing Devices
•	Hamilton Sundstrand
•	Litton Lockheed Martin
•	Smiths Industries
•	Trimble Navigation

We also sell products to the United States Department of Defense. Our largest customer, Lucent Technologies, accounted for 19% of our sales in 2000.

      We were incorporated in Indiana in 1951. On October 26, 1998, Bowmar Instrument Corporation merged with Electronic Designs, Inc. In connection with the merger, Bowmar changed its name to White Electronic Designs Corporation. Our principal executive offices are located at 3601 E. University Drive, Phoenix, Arizona 85034. Our telephone number is (602) 437-1520. Our website can be accessed at www.whiteedc.com. Information on our website does not constitute a part of this prospectus.

RISK FACTORS

Our Financial Results Could Be Seriously Harmed If The Markets In Which We Sell Our Products Do Not Grow.

      Our continued success depends in large part on the continued growth of various industries that use our products, including the following industries:

•	data communications and telecommunications equipment;

•	computers and computer related peripherals;

•	medical electronics and equipment;

•	industrial controls;

•	aviation electronics and equipment; and

•	military equipment.

      A significant portion of our products are incorporated into data communications and telecommunications end-products. Any decline in the demand for networking applications, mass storage, telecommunications, cellular base stations, cellular handsets and other personal communication devices that incorporate our products could seriously harm our business, financial condition and operating results. We may also be seriously harmed by slower growth in the other markets in which we sell our products.

Our Future Operations Are Very Likely to Fluctuate And Therefore May Fail to Meet Expectations.

      Our operating results have varied in the past and may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fluctuate and fail to meet our expectations or those of others for a variety of reasons, including the following:

•	the intense competitive pricing pressure to which our products are subject, which can lead to rapid and unexpected declines in average selling prices;

•	the complexity of our manufacturing processes and the sensitivity of our production costs to declines in manufacturing yields, which make yield problems both possible and costly when they occur; and

•	the need for constant, rapid new product introductions, which present an ongoing design and manufacturing challenge, which can be significantly impacted by even relatively minor errors, and which may result in products never achieving expected market demand.

As a result of these or other factors we could fail to achieve our expectations as to future revenues, gross profit and income from operations. Any downward fluctuation or failure to meet expectations will likely adversely affect the value of your investment in our securities. Also, the performance of the semiconductor industry as a whole is characterized by cyclical swings in revenue and profitability and these swings may harm us.

We Are Affected By A General Pattern Of Product Decline And Fluctuations, Which Can Harm Our Business.

      Even in the absence of an industry downturn, the average selling prices of our products have historically decreased during the products’ lives, and we expect this trend to continue. In order to offset these average selling price decreases, we attempt to decrease manufacturing costs of our products, and to introduce new, higher priced products that incorporate advanced features. If these efforts are not successful or do not occur in a timely manner, or if our newly introduced products do not gain market acceptance, our business, financial condition and results of operations could be seriously harmed.

      In addition to following the general pattern of decreasing average selling prices, the selling prices for certain products, particularly commodity static RAM or SRAM; products, fluctuate significantly with real and perceived changes in the balance of supply and demand for these products. In the event we are unable to decrease per unit manufacturing costs faster than the rate at which average selling prices continue to decline, our business, financial condition and results of operations will be seriously harmed. In addition, we expect our competitors to invest in new manufacturing capacity and achieve significant manufacturing yield improvements in the future. These developments could dramatically increase the worldwide supply of SRAM products and result in associated downward pressure on prices.

We May Be Unable to Adequately Protect Our Intellectual Property Rights, And May Face Significant Expenses As a Result Of Ongoing Or Future Litigation.

      We rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, these parties may breach these agreements, and we may not have adequate remedies for any breach. Also, others may come to know about or determine our trade secrets through a variety of methods. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States.

Our Financial Results Could Be Adversely Impacted If We Fail To Develop, Introduce And Sell New Products Or Fail To Develop And Implement New Manufacturing Technologies.

      Like many companies that operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products, our future success depends on our ability to develop and introduce new products that customers choose to buy.

      If we fail to complete and introduce new product designs in a timely manner or are unable to manufacture products according to the requirements of these designs, or if our customers do not successfully introduce new systems or products incorporating ours, or market demand for our new products does not exist as anticipated, our business, financial condition and results of operations could be seriously harmed. In particular, our display products have been developed exclusively based on AMLCD products procured from Sharp Electronics Corporation. Our competitors in the display products market are investing substantial resources to develop flat panel displays using alternative technologies. If our competitors are successful in developing new products that offer significant advantages over Sharp Electronics’ and our products, and we are unable to develop or acquire alternative technology that is more competitive, our business will be adversely affected.

      For us and many other companies in the microelectronic and display industries, introduction of new products is a major manufacturing challenge. The new products the market requires tend to be increasingly complex, incorporating more functions and operating at faster speeds than prior products. Increasing complexity generally requires smaller features on a chip. This makes manufacturing new generations of products substantially more difficult than prior products. Ultimately, whether we can successfully introduce these and other new products depends on our ability to develop and implement new ways of manufacturing our products. If we are unable to design, develop, manufacture, market and sell new products successfully, our business, financial condition and results of operations would be seriously harmed.

We Are Dependent On Military Sales For A Large Portion Of Our Sales.

      Our current contracts with defense-related companies account for a material portion of our overall revenue. Military capital expenditure levels have been declining for some years now and depend on factors that are outside of our control. In addition, the U.S. defense industry is moving toward the purchase of commercial “off-the-shelf” products rather than those manufactured as compliant to specified military standards. In fiscal 2000, military and display related sales accounted for approximately 46% of our overall sales. Changes in military spending and demand for microelectronics products have adversely effected our sales and profits in the past. Continued reductions in military spending could further affect our business, financial condition and results of operations.

We Are Dependent On International Markets For A Large Portion Of Our Sales and Purchases.

      We anticipate that our international sales will continue to account for a significant portion of our net sales. In fiscal 2000, foreign sales accounted for approximately 16% of our overall sales. In addition, the majority of the components we used in connection with products for military applications are acquired from foreign manufacturers worldwide, particularly countries located in Asia. As a result, a significant portion of our sales and purchases are subject to the risks of international business such as:

•	fluctuations in foreign currencies;

•	trade disputes;

•	changes in regulatory requirements, tariffs and other barriers;

•	the possibility of quotas, duties, taxes or other changes or restrictions upon the importation or exportation of our products implemented by the United States’ government;

•	the timing and availability of export licenses;

•	general economic conditions in the countries in which we sell our products.

Foreign suppliers of semiconductor related materials are regularly threatened with, or involved in, pending trade disputes and sanctions. If any trade disputes or sanctions arise that affect our suppliers, we would be unable to get access to critical sources of raw materials we need to produce our products and our business could be adversely effected.

Interruptions In The Availability Of Raw Materials Can Seriously Harm Our Financial Performance.

      The semiconductor industry has historically been characterized by wide fluctuations in the demand for and supply of semiconductors. These fluctuations have helped produce many occasions when supply and demand for semiconductors have not been in balance. In the past, our operating results have been harmed by these industry-wide fluctuations in the demand for semiconductors, which have resulted in under-utilization of our manufacturing capacity. In some cases, industry wide shortages have lasted more than a year. If these cycles continue, they will seriously harm our business, financial condition and results of operations. The display industry is dominated by several foreign glass suppliers. We are dependent on these foreign suppliers for glass for our commercial and industrial display products. Any disruption of glass supplies from these vendors will seriously harm our business, financial condition and results of operations.

      Our manufacturing operations require raw materials that must meet exacting standards. The most significant raw materials that we purchase are memory devices in wafer, die and component forms and AMLCD panels. Shortages of wafers and other components may occur when there is a strong demand for memory integrated circuits and other related products. AMLCD panels may also be in short supply at times. We rely heavily on our ability to maintain access to steady sources of these products. We do not have specific long-term contractual arrangements with our vendors but we believe we are on good terms with all of our vendors. We cannot be assured that we will continue to have access to our current sources of supply or that we will not encounter supply problems in the future. Interruption of our sources of raw materials could seriously harm our business, financial condition and results of operations.

Failure To Comply With Environmental Regulations Could Subject Us To Costs And Production Delays.

      We could possibly be subject to fines, suspensions of production, alteration of our manufacturing processes or interruption or cessation of our operations if we fail to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. These regulations could require us to acquire expensive remediation equipment or to incur other expenses to comply with environmental regulations. Our failure to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous substances could subject us to liabilities and production delays, which could negatively impact our operating results and financial condition.

Our Stock Price Is Volatile.

      The market price of our common stock is subject to fluctuations in response to a number of factors, such as variations in our quarterly operating results, perceptions about market conditions in the microelectronics industry and general economic conditions. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of our common stock.

Our Inability To Retain Qualified Personnel Could Negatively Impact Our Operations.

      Our operations are dependent upon our ability to attract and retain qualified employees in the areas of product design, engineering, operations management, manufacturing production and sales. The demand for people with expertise in these areas has been very high for the past several years and competition for qualified talent is intense. We currently have open requirements for people in these areas, and have been unable to fill the positions for several months. This personnel shortage could limit our ability to expand both of our businesses. Also, the loss of key personnel in any one of these areas could have a material adverse effect on the results of our businesses.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

      The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or as a result of their employment with us as of the date of the closing of the acquisition of Panelview, Inc. No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after completion of this offering because, during the offering, the selling shareholders may offer all or some of our common stock owned by them. The selling shareholders have agreed to sell in the aggregate not more than 25% of the common stock registered on the registration statement and set forth on the table below within any three month period. The shares offered by the prospectus may be offered from time to time by the selling shareholders named below.

      The information provided in the table below has been obtained from the selling shareholders. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

			Shares Offered
	Shares Owned		Pursuant to this
	Before the Offering(1)		Prospectus

Selling Shareholders	Number	Percent	Number	Percent

Panelview Partners, L.P.(2)	589,697	3.02%	589,697	3.02%

Gaylene Barber	158,540	*	158,540	*

Randal Barber	144,606	*	144,606	*

John Cochran	9,596	*	9,596	*

Marshall R. Moran	1,281	*	1,281	*

Morgan D. Barber	640	*	640	*

Grayson N. Barber	640	*	640	*

Totals	905,000		905,000

*	Represents beneficial ownership of less than one percent.

(1)	This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Panelview Partners, L.P. may distribute shares of common stock to its general partner and limited partners and such distributees shall be deemed “selling shareholders” for the purposes of this prospectus. See the Plan of Distribution set forth on page 8.

      We are registering the shares for resale by the selling shareholders in accordance with registration rights granted or offered to the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel, but the selling shareholders will pay any selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling shareholders, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling shareholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including certain liabilities under the Securities Act.

PLAN OF DISTRIBUTION

      The selling shareholders (or, subject to applicable law, their pledgees, donees, distributees, transferees, or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or in private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades or otherwise on the Nasdaq National Market;

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	“at the market” to or through market makers or into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

•	distributions to the general and limited partners of Panelview Partners, L.P. that are made in proportion to such partner’s interest in the limited partnership; or

•	in privately negotiated transactions.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

      Brokers, dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

      Information as to whether any underwriter that the selling shareholders may select, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by any underwriter that the selling shareholders may select or by any broker-dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

      We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

      We will not receive any of the proceeds from the selling shareholders’ sale of their common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including documents incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning our ability to develop and bring new products to market, the growth of international markets for our products, and the relationships we currently have with our vendors. In addition, we may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. Such statements may include, but not be limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to our products or services, as well as assumptions relating to the foregoing. The words “believe,” “expect,” “anticipate,” and “project” and similar expressions generally identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying our forward-looking statements. Statements in this prospectus, including those set forth in “Risk Factors,” as well as statements incorporated by reference herein that are included in “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our Annual Report on Form 10-K for the year ended September 30, 2000, each of which is incorporated by reference herein, describe factors, among others, that could contribute to or cause such differences.

DESCRIPTION OF SECURITIES

      We are authorized to issue up to 60,000,000 shares of common stock, $.10 par value per share. As of March 30, 2001, 19,530,593 shares of common stock were outstanding and 44,442 shares were held in our treasury.

      The following summary of certain provisions of our common stock does not purport to be complete and is subject to, and is qualified in its entirety by, our amended and restated Articles of Incorporation and amended and restated Code of By-Laws, and by the provision of applicable law.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      Government Filings: We file annual, quarterly, and special reports and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement or any reports, statements, or other information in the files at the following public reference facilities of the SEC:

Washington, D.C. 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York, New York 7 World Trade Center Suite 1300 New York, NY 10048	Chicago, Illinois 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

      You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

      Registration Statement: We have also filed a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. Accordingly, any statements made in this prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

      Stock Market: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      Information Incorporated by Reference: The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed the following documents with the SEC and they are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

•	our Proxy Statement for our Annual Meeting of Shareholders held on February 22, 2001;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2000;

•	our registration of our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, on Form 8-A filed June 7, 2000; and

•	All other documents subsequently filed by White Electronic Designs Corporation pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act.

Please note that all other documents and reports filed under Sections 13(a), 13(c), and 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

      You may request free copies of these filings by writing or telephoning us at the following address:

White Electronic Designs Corporation

3601 E. University Drive
Phoenix, Arizona 85034
Attention: Chief Financial Officer
(602) 437-1520

      We have not authorized any dealer, sales representative, or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any common stock in any jurisdiction where it would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder implies, under any circumstances, that the information presented is correct after the date of this prospectus.

WHITE ELECTRONIC DESIGNS

CORPORATION

PROSPECTUS

April 20, 2001